EXHIBIT 99.1

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Royal Gold Provides Update on its Q1 2023 Stream Segment Sales

DENVER, COLORADO. April 11, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 60,800 gold equivalent ounces (GEOs)1 comprised of approximately 42,100 gold ounces, 808,100 silver ounces and 2,000 tonnes of copper related to its streaming agreements during the three-month period ended March 31, 2023 (the “first quarter”). The Company had approximately 18,600 ounces of gold and 512,300 ounces of silver in inventory at March 31, 2023.

RGLD Gold AG’s average realized gold, silver and copper prices for the first quarter were $1,869 per ounce, $22.66 per ounce and $8,851 per tonne ($4.01 per pound), respectively.  Cost of sales was approximately $411 per GEO for the first quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2023, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter 2023 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	594830

Note: Royal Gold’s results for the quarter ended March 31, 2023, will be released after the market closes on Wednesday, May 3, 2023, followed by a conference call on Thursday, May 4, 2023 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended March 31, 2023 of $1,890 per ounce.